Exhibit 99.2
The following tables provide consolidated statements of operations reclassified to reflect the adoption of new accounting guidance relative to noncontrolling interests contained in Accounting Standards Codification 810, Consolidation.
GARDNER DENVER, INC.
RECLASSIFIED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except per share amounts)
(Unaudited)

	Year Ended December 31, 2009
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Revenues	$462,480	$436,049	$428,846	$450,770	$1,778,145
Cost of sales	321,869	305,513	293,651	306,499	1,227,532

Gross profit	140,611	130,536	135,195	144,271	550,613
Selling and administrative expenses	94,583	87,170	89,946	84,511	356,210
Other operating expense, net	8,176	20,379	10,599	6,519	45,673
Impairment charges	265,000	(3,935)	2,540	(1,205)	262,400

Operating (loss) income	(227,148)	26,922	32,110	54,446	(113,670)
Interest expense	7,657	6,611	7,109	7,108	28,485
Other income, net	(188)	(1,243)	(1,738)	(592)	(3,761)

(Loss) income before income taxes	(234,617)	21,554	26,739	47,930	(138,394)
Provision for income taxes	13,855	(6,493)	7,074	10,469	24,905

Net (loss) income	(248,472)	28,047	19,665	37,461	(163,299)
Less: Net income attributable to noncontrolling interests	697	648	248	293	1,886

Net (loss) income attributable to Gardner Denver	$(249,169)	$27,399	$19,417	$37,168	$(165,185)

Net (loss) earnings per share attributable to
Gardner Denver common stockholders
Basic (loss) earnings per share	$(4.81)	$0.53	$0.37	$0.71	$(3.18)

Diluted (loss) earnings per share	$(4.81)	$0.53	$0.37	$0.71	$(3.18)

	Year Ended December 31, 2008					Year Ended
	First	Second	Third	Fourth	Total	December 31,
	Quarter	Quarter	Quarter	Quarter	Year	2007
Revenues	$495,670	$518,112	$480,310	$524,240	$2,018,332	$1,868,844
Cost of sales	334,344	350,236	329,925	365,537	1,380,042	1,248,921

Gross profit	161,326	167,876	150,385	158,703	638,290	619,923
Selling and administrative expenses	86,619	90,368	80,343	91,247	348,577	327,049
Other operating (income) expense, net	(1,550)	3,522	14,243	13,768	29,983	57

Operating income	76,257	73,986	55,799	53,688	259,730	292,817
Interest expense	5,600	5,041	3,829	11,013	25,483	26,211
Other (income) expense, net	(241)	(336)	(237)	64	(750)	(3,052)

Income before income taxes	70,898	69,281	52,207	42,611	234,997	269,658
Provision for income taxes	19,730	19,324	17,226	11,205	67,485	63,256

Net income	51,168	49,957	34,981	31,406	167,512	206,402
Less: Net income attributable to noncontrolling interests	309	391	343	488	1,531	1,298

Net income attributable to Gardner Denver	$50,859	$49,566	$34,638	$30,918	$165,981	$205,104

Net earnings per share attributable to Gardner Denver common stockholders
Basic earnings per share	$0.96	$0.94	$0.65	$0.60	$3.16	$3.85

Diluted earnings per share	$0.95	$0.93	$0.65	$0.60	$3.12	$3.80